FINAL TRANSCRIPT

Conference Call Transcript SVN - Q4 2007 Sun-Times Media Group Earnings Conference Call Event Date/Time: Mar. 11. 2008 / 4:30PM ET

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Mar. 11. 2008 / 4:30PM ET, SVN - Q4 2007 Sun-Times Media Group Earnings Conference Call

CORPORATE PARTICIPANTS

Cyrus Freidheim

Sun-Times Media Group - President and CEO

Bill Barker

Sun-Times Media Group - CFO

Jim McDonough

Sun-Times Media Group - General Counsel

CONFERENCE CALL PARTICIPANTS

Alfred Capra

Analyst

Jennifer Wallace

Summit Street Capital - Analyst

PRESENTATION

Operator

Good day, ladies and gentlemen, and welcome to the fourth quarter 2007 Sun-Times Media Group earnings conference call. My name is Michelle, and I will be your coordinator for today. At this time, all participants are in a listen-only mode. We will be facilitating a question-and-answer session towards the end of today's conference.

(OPERATOR INSTRUCTIONS)

As a reminder, this conference is being recorded for replay purposes. I would now like to turn the presentation over to your host for today's call, Mr. Jim McDonough, General Counsel. Please proceed, sir.

Jim McDonough - Sun-Times Media Group - General Counsel

Thank you, Operator. Good afternoon.

Certain statements made in this presentation are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include without limitation any statement that may predict, forecast, indicate or imply future results, performance or achievements, and may contain and the words believe, anticipate, expect, estimate, project, will be, will continue, will likely result, or similar words or phrases. Forward-looking statements involve risks and uncertainties which may cause actual results to differ materially from the forward-looking statements.

The risks and uncertainties are detailed from time to time in reports filed by Sun-Times Media Group with the Securities and Exchange Commission, including in its forms 10-K and 10-Q. New risk factors emerge from time to time and it is not possible for management to predict all such risk factors, nor can it assess the impact of all such risk factors on the company's business or the extent to which any factor or combination of factors may cause results to differ materially from those contained in any forward-looking statements.

Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results. In addition, certain of the information in this presentation includes non-GAAP financial measures. A reconciliation of those measures to the most directly comparable GAAP financial measures is provided on our website. Go to www.thesuntimesgroup.com, click Investor Relations and select Webcasts to view the reconciliation.

I will now introduce Cyrus Freidheim, President and CEO of Sun-Times Media Group.

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Mar. 11. 2008 / 4:30PM ET, SVN - Q4 2007 Sun-Times Media Group Earnings Conference Call

Cyrus Freidheim - Sun-Times Media Group - President and CEO

Welcome to the Sun-Times Media fourth quarter and full-year 2007 earnings call. In addition to Jim McDonough, our General Counsel, we have with Bill Barker, our Chief Financial Officer, and Rick Surkamer, our Chief Operating Officer.

We faced three main challenges in the beginning of 2007, and while we made headway in each category, it was not enough to overcome the declining market. Let me review those. First, the industry environment was tough. The newspaper industry downturn moved faster and fell further than anyone in the industry dared imagine. A combination of weakness in the advertising, key advertiser industries such as housing, real estate and autos, and the continued shift by advertisers from print to the internet, particularly in classified, produced significant declines in revenues, just under 10% for the Chicago DMA. I will outline the steps we are taking related to these trends.

Secondly, our company continued to wrestle with issues not facing other newspaper companies, legacy issues, including a large potential Canadian tax liability, a criminal trial of former executives, legal and governance problems with Hollinger, Inc, the former - the holder of supervoting rights, and an IRS audit of 1996 to 2003, which we call the black years. We made some progress in 2007 on these legacy issues, but we still have more to clean up ahead.

And third, in our own market, we were losing market share going into 2007. Our costs were too high, our delivery reliability and customer service were too low. We had an organization structure that wasn't working, and we had major Sarbanes-Oxley issues. Bill Barker, our Chief Financial Officer, will walk you through the financials for the third quarter and the year. I will focus on strategy and the corrective actions we have been taking.

Our Board of Directors last month voted to begin an evaluation of the company's strategic alternatives to enhance shareholder value. The Board believed it was prudent now to explore any and all possible ways to ensure the future of the Sun-Times News Group's 71 newspaper titles and more than 90 websites. There are two important objectives. First is to generate the highest value for our shareholders. The other goal is to free our publications and online products from legacy issues that have historically curbed the investment they have needed, and allow them to grow and prosper. This process could take many months and a sale is not guaranteed. However, we are committed - as we committed at our investors conference last spring, we would be prepared to address ownership options during 2008. The major impediments have been removed, so the Board decided to move ahead with exploring options now.

I want to underscore that the leadership team and I are shareholders. Our top management team elected to take part of their 2008 salary in stock; nearly half of my salary is in stock converted at a price well above the current market. What's more, I have purchased shares on the open market and kept all of my stock awards by directly paying the taxes and retaining shares. Consequently, we do understand and we do share the frustrations voiced by many of you about the current valuation of the company. We continue to be committed to take all necessary and appropriate steps to restore this company to financial health and to actively explore any and all strategic options to improve shareholder value.

I would like to share with you what we are doing to combat the business trends in our industry, and to be more competitive in our own market. Despite this imposing environment, the Sun-Times Media Group successfully implemented a number of strategies and actions in 2007 and into this year. In sales, we focused on halting the erosion of our advertising market share by reorganizing our sales force by adding account executives and adding a number of new products in the market. We did halt the erosion in the second half. Nevertheless, add sales fell by 10% for the year.

There is still more we can and must do on the sales front, and we are working hard to win the competitive battle. Notably, we just hired Barbara Swanson as Group Vice President of Advertising and Marketing. Barbara spent the bulk of her career, 27 years, with the Chicago Tribune. She has a superb track record in all areas of sales, and has an excellent understanding of the market.

On distribution, we committed last spring to substantially improve distribution and customer service, and we did, by outsourcing our distribution to the Tribune company and outsourcing our customer service call center to Winnipeg, Canada. Both are close to delivering large improvements, and at a lower cost. On print products, we redesigned the Chicago Sun-Times. We merged the Daily Southtown and 14 bi-weeklies into the Southtown Star and eliminated or sold 13 other titles, for a total of 27. We committed to 25 last spring.

We created a new section, Auto Times in the Sun Times, initially on Friday and Saturday, and now daily. We have extended the section to all of our publications recently on Thursdays under Search Chicago Autos, and have linked it to our online sites. As a result, we have gained significant share in automotive advertising, and we have created a new movie section which has resulted in significant improvement in our performance with that sector.

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Mar. 11. 2008 / 4:30PM ET, SVN - Q4 2007 Sun-Times Media Group Earnings Conference Call

Online, we have launched a new product every month since last spring. Among the most important are yourseason.com, which provides the most detailed high school sports in the Chicago area for the region's 348 high schools. It includes a free Facebook application that allows users to get news from their favorite schools automatically on their Facebook pages. It provides a social network across the region for sports enthusiasts, and importantly it provides significant new advertising opportunities for our customers. We launched a series of hyperlocal sites called neighborhoodcircle.com, with interactive capability to share local news and information. We created a new online food section with more than 1,000 recipes, instructions - instructional cooking videos, photo galleries and a random recipe generators. We launched sites for autos, homes and jobs under Search Chicago to capture the classified market as it shifts from print.

We significantly expanded our video capacity and our capability to accept blogs, citizen journalists and interaction with our readers. We established 24/7 news coverage throughout our 70-plus web sites associated with each of our newspaper titles. Journalists file breaking news immediately on the web; many reporters have been supplied equipment for video and photo reporting. Video is becoming an important draw on all of our websites. We launched an E-version of Chicago Sun-Times and an afternoon edition by e-mail. Unique monthly visitors to the Sun-Times News Group sites increased by 13% last year. Time on site and page views per visit have grown to competitive levels with all but a few leading newspaper web sites.

A new management team was put in place early in the year, and the company was reorganized into five business units with profit responsibility. Core production, distribution, finance and IT functions were strengthened centrally. Major steps were taken to sell advertising - advertisers on the value of the Sun-Times News Group network, and real progress is now being achieved. We made significant progress on our SOX, Sarbanes-Oxley, material weaknesses. We were able to remediate our material weaknesses related to IT general controls and overall ineffective control environment, though we still have some work to do specific controls in certain areas which are discussed in detail in our 10-K.

In August of last year, we recognized that the market would not allow us to achieve our revenue objectives. We decided that we needed to take more aggressive action on costs. Consequently, we undertook a $50 million cost reduction program in the fourth quarter to right-size the company in line with revenues. Cost reduction activities include the outsourcing of distribution to the Chicago Tribune, outsourcing of ad production and call centers, eliminating or selling unprofitable publications, reconfiguring the ratio of advertising to news content, which significantly reduced newsprint consumption and reducing editorial, production and administrative staffs. We have accomplished a lot but we recognize we must do a lot more to overcome the declining market.

Let me shift for a moment to legacy issues. The Sun-Times continued to grapple with the problems of the era of a previous management. There were several important developments in this past year. We are close to putting the 2004 circulation restatement matter behind us. The company will complete its probation with the Audit Bureau of Circulation, ABC, the industry circulation monitoring organization, and resume normal circulation reporting in the first quarter of 2008, and that is this month. The company settled its tax dispute with the Canadian revenue authorities for $36 million, and reduced the contingent tax liability by $587 million.

The company reached a settlement with David Radler for $63 million. Mr. Radler pleaded guilty, and has been serving - has begun serving his 29-month prison sentence. Conrad Black and three other former executives were convicted in the U.S. district court for northern Illinois. Mr. Black has begun serving his 6.5-year prison sentence. During 2007, Mr. Black and his associates were advanced $48 million in legal fees under the company's indemnification provisions. The company is attempting to recover advancements related to guilty verdicts, but must continue to make advancements for their appeals.

On August 1, 2007, Hollinger, Inc. exercises its supervoting rights and dismissed three Sun-Times Media Group Directors and appointed six of its nominees, resulting in a Board of 11 Directors. The company has been negotiating to eliminate supervoting rights, and settle the substantial outstanding litigation with Hollinger, Inc. for nine months, all without success. We are hopeful that these matters will eventually be resolved in our favor, either by agreement or through the successful conclusion of judiciary processes that are underway.

The IRS has released its report on its audit of the company for 1996 to 2003. The company has not changed its reported contingent tax liability as a result of this report. The contingent tax liability was $597 million at year-end 2007, and results principally from disputed transactions occurring during the audit period. The company plans to vigorously oppose many of the proposed assessments. We anticipate the process could take years to reach final resolution. These legacy issues have cost the company significant amounts of money, and have been a major distraction for the Board and management for several years.

Where do we go from here? The Sun-Times News Group remains a great franchise; it delivers the most local news in the most places across the Chicago region. In total, Sun-Times News Group, which is STNG, publications have almost 3 million readers per week, which ranks well ahead of local competitors. Including our websites, we reach almost 1/2 of the 9 million people living in Chicago weekly. We are committed to telling that story better to our advertisers. A new marketing campaign was launched in January of this year, Do You Know, that points out that Sun-

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Mar. 11. 2008 / 4:30PM ET, SVN - Q4 2007 Sun-Times Media Group Earnings Conference Call

Times News Group reaches 52% more leaders each week than the Chicago Tribune. For food stores, we note that the Sun-Times News Group readers buy 83% more groceries than Tribune readers, which reflects an interesting difference in our demographics - larger families.

The Chicago Sun-Times, our flagship brand, continues to be the number one read newspaper in Chicago, with 1.1 million readers weekly, more than the Tribune. In addition to a great editorial staff, we would challenge anyone to point to a stronger group of columnists and writers. The sports section is perennially rated in the top ten in the country, and every Chicagoan knows that the Chicago Sun-Times has the best local coverage of the city. The Sun-Times is a leader in investigative reporting, and a serious commentator or local and presidential politics. Our suburban newspaper occupy unique positions in their community. Several publications have market penetration of over 50% of the households.

We will continue to invest in the growth areas of the company. We will continue to adjust our cost structure as necessary to reach profitability. Our objective remains to enhance leadership, while working toward profitability and providing you our shareholders with a business as strong as its journalism. We will not lose our focus while the strategic process proceeds. Whether the process results in a sale of our properties or not, we intend to maintain and strengthen the news and information franchises we own, both in print and online.

Now we will turn to Bill Barker, our CFO, to discuss our financial results.

Bill Barker - Sun-Times Media Group - CFO

Thanks, Cyrus. Good afternoon.

I will give a brief financial overview for the quarter, then provide details behind the P&L and balance sheet number that were highlighted in today's press release. More detail will be available on our form 10-K, which we will file tomorrow.

Before I get into the numbers, a few points of clarification. As is mentioned in our press release, 2006 was a 53-week accounting year for us. The 53rd week in 2006 added $6.6 million to total reported revenue and $6.1 million to total reported operating costs. For purposes of comparison, I will exclude these 53rd week amounts when comparing 2007 results to 2006 to provide a more comparable base. Thus I will be comparing full-year results for 2007 to 52-week results for 2006, and Q4 results for 2007 to 13-week results for Q4 2006. These results for 2006 will differ from our reported financial statements.

Also, we are making a change in how we account for direct response advertising costs, such as telemarketing, which we use to generate new subscriptions. We have been capitalizing these costs and amortizing them over time, but most of the costs amortize in the first few years. Going forward, we will recognize these expenses as they are incurred. The net result will be a $5 million increase in reported sales and marketing expense, and a corresponding decrease in reported amortization expense, with a minimal net impact on operating income and no impact on reported cash flow. This change in methodology will be more consistent with industry practice, and will better align our internal measure of EBITDA with operating cash flow. As a result of this change in accounting, we recognized a Q4 one-time noncash charge of $15.2 million in other operating expenses, to remove the capitalized amount from our balance sheet.

For the financial summary, I will discuss the fourth quarter results first, and then I will briefly review the full-year results. For the fourth quarter, advertising revenue was $72.3 million, which was down 10% versus last year's fourth quarter. As I said before, all comparisons to 2006 will exclude last year's 53rd week results. Q4 add revenue for the Chicago Sun-Times was down 13% versus last year, while the suburban newspapers were down 9% for the quarter. Circulation revenue was $19 million, which was down 9% versus last year. The circulation revenue decline was pretty consistent between the Sun-Times and suburban newspapers. Total revenue for the quarter was $93.3 million, down 10% versus last year.

Turning to the cost side of the Q4 P&L, total cost of sales was 5% lower than last year at $60.9 million for the quarter, driven by continued improvement in our cost for newsprint and ink. The cost favorability resulted from a combination of favorable market prices and lower newsprint consumption, which helped to offset higher energy costs. Cost of sales includes newsprint and ink, editorial costs, and costs associated with production and distribution. Sales and marketing expenses increased $2.2 million to $19.6 million for the quarter, due to increases in staffing levels throughout the year. Reported other operating costs were $37.3 million for quarter. This number includes the $15.2 million charge for direct response advertising I mentioned earlier, and $6.8 million of one-time severance and other costs associated with our cost reduction initiatives. Excluding one-time costs in both years, other operating costs would have been about been flat with Q4 2006. Other operating costs include finance, IT, HR and facilities costs.

Corporate expenses for the quarter were $6.3 million versus $14.7 million last year. Last year's number included $1.8 million of severance expense. Excluding last year's severance number, corporate expenses in the fourth quarter of 2007 were about half of last year's. The cost

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Mar. 11. 2008 / 4:30PM ET, SVN - Q4 2007 Sun-Times Media Group Earnings Conference Call

reductions versus last year are driven by lower D&O insurance expenses, and lower outside professional fees for tax, audit, legal and compliance fees. Indemnification, investigation and litigation costs, net of recoveries, were $3.3 million for the quarter. Last year's fourth quarter, which showed a net recovery of $38 million, included a $47.5 million recovery related to a settlement with certain of the company's Directors and Officers insurance carriers. Depreciation and amortization totaled $7.9 million for the quarter, down from $8.5 million a year ago, as we recognized less depreciation due to the closure of two printing plants late last year and early this year. Thus, our Q4 operating loss was $42 million, which includes $22 million of combined one-time costs related to our direct response advertising writeoff and to our cost reduction initiatives, $3.3 million in indemnification net costs, $7.9 million in depreciation and amortization, and $6.3 million of corporate costs.

For the full-year 2007 versus a 52-week 2006, ad revenues were $287 million, down 10% versus last year. Ad revenues for Sun-Times were down 11%, while the suburban were down 9%. [CERC] revenues were $78 million, down 7% versus last year, with the Sun-Times down 8% and suburban papers down 6%. Our full-year reported operating loss was $140 million, which included $72 million of one-time charges, $8 million of indemnification net costs, $32 million of depreciation and amortization, and $32 million of ongoing corporate costs.

In a previous conference call, we outlined a measure called adjusted EBITDA, which excludes any one-time costs, corporate costs such as external audit fees or D&O insurance, and any costs or recoveries related to indemnification, investigation and litigation. For the full year, the company's adjusted EBITDA was about $4 million, equal to an adjusted EBITDA margin of 1%. If we were to make the go-forward adjustment for the change in accounting for direct response advertising, the company's adjusted EBITDA would be about breakeven for 2007. To determine adjusted EBITDA by publication group, we allocate the cost of shared resources on a flat percentage of sales basis. Thus, each publication group is assigned the same cost as a percent of its the revenue base. Using this methodology, both Chicago Sun-Times and the suburban newspaper group had about a breakeven adjusted EBITDA margin for the year. As we have said in the past, there's a range of EBITDA margins in the suburban publications, but we do not intend to break out the individual publications for competitive reasons.

It should be noted that we did not realize much in the way of financial benefits from our $50 million cost reduction program in the fourth quarter. The Tribune distribution agreement and the restructuring of our Southtown and Star newspapers were being implemented during the quarter. We will begin realizing benefits from these efforts and most of our other cost-saving initiatives in the first quarter of 2008.

Next, moving on to the balance sheet, our cash and cash equivalents increased to $143 million at the end of the year from $132 million at the end of the third quarter. The $11 million increase in cash was driven by our receipt of a tax refund related to a NOL carry back, which was partially offset by our Q4 operating loss and a $6 million repayment of long-term debt which was required due to the change of control of the company's Board of Directors last August. We have $16.5 million in recoverable income taxes, which consists of an expected $11 million refund associated with the application of our 2007 NOL carry back, and a $5 million refund of estimated taxes paid in early 2007. We received a $5 million refund in January, and expect to receive the $11 million refund related to the NOL carry back in third quarter of 2008.

Jumping down to other assets for a moment, the balance declined from $17 million at the end of the third quarter to just over $1 million at the end of Q4, due to the $15.2 million writeoff associated with the change in accounting for direct response advertising. Two of the key areas of focus related to balance sheet are Canadian asset-backed commercial paper investments, and our income tax liability. As background, we hold $48 million worth of Canadian asset backed paper that not redeemed in August 2007, when demand for Canadian commercial paper dried up, and backup lenders did not fund the redemptions of many commercial paper conduits.

In response to the situation in the Canadian commercial paper market, an investor committee was formed and is leading efforts to restructure the commercial paper that remains unredeemed. The current proposed solution is to replace the commercial paper with medium-term notes backed by the underlying assets of the commercial paper. The notes would have maturities that generally match the maturities of the underlying assets. Our Canadian asset-backed commercial paper is included in our investments line item. We reduced the reported value of our investment by 15% or $7.2 million in the fourth quarter. This increases our total writedown to 25% or $12 million of the $48 million face value. The additional writedown was based on an assumption that the investor committee's proposal to replace the commercial paper with medium-term notes is approved. We have estimated the market value of these proposed notes based on the information available regarding the underlying assets and using prices of securities similar to those we expect to receive. While we feel that our estimate is reasonable and uses relevant available information, it should be noted that the Canadian commercial paper has not traded in an active market since August of last year, and we have not yet received final documentation regarding the proposed replacement medium-term notes. There's more detailed information regarding our Canadian commercial paper investment in our Form 10-K, which we will file tomorrow.

Now, on to our tax situation. As a reminder, our reported tax liabilities increased by $166 million in the third quarter, due to the impact of the valuation allowance we reported. The valuation allowance offsets the reported future benefits of deferred tax assets, such as potential tax loss carry forwards, and the future tax deductibility of interest and state income tax accrued for contingent tax liabilities. The valuation allowance was deemed necessary given the losses we have experienced in recent years, and our inability to rely on the generation of future taxable income to

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Mar. 11. 2008 / 4:30PM ET, SVN - Q4 2007 Sun-Times Media Group Earnings Conference Call

continue to recognize these benefits for accounting purposes. The company still has access to those future tax benefits, but we cannot recognize them for balance sheet reporting purposes.

Our reported other tax liabilities increased from $530 million at the end of Q3 to $597 million at the end of Q4. $55 million of this increase is due to a reclassification of deferred tax assets from other liabilities to deferred taxes. These deferred tax assets directly relate to other items in other tax liabilities category, but to better align our deferred tax assets with our valuation allowance, we have reclassified them into the deferred tax category. This reclassification had no impact on our income tax expense.

In addition to the reclassification, other tax liabilities increased by $12 million due to the interest we accrued under contingent tax liabilities for the quarter. Our other tax liabilities balance relates principally to the IRS audit for the years 1996 to 2003. However, there are also other items that contribute to that balance.

In January, we received an examination report from the IRS setting forth proposed changes to our U.S. tax returns for the period ending in 2003. Through the IRS appeals process, we intend to dispute certain of the proposed adjustments. The appeals process can last on average 18 to 36 months. We expect to file our protest by the end of the month, and do not anticipate making any material cash payments to settle any of the disputed items in 2008. At the end of the appeals process, we will determine appropriate next steps, which could include litigating certain issues in tax court. As we reviewed the IRS report, we believe our tax accruals are appropriate. Given the sensitive nature of the discussions with the IRS, we do not intend to publicly disclose details regarding the basis upon which we have established our accruals, nor to do we intend to disclose the information included in the IRS report. As we move into the appeals process and possibly beyond, it is our belief that public disclosure of this information could prevent the company from realizing the best possible future outcome. If there are any significant developments with the IRS, or if we believe we need to adjust our accruals at any point in the future, we will communicate that information as appropriate.

And with that, I will turn the call back over to Cyrus.

Cyrus Freidheim - Sun-Times Media Group - President and CEO

Thanks, Bill. We do understand that the company's financials are complex, and wish to do our best in making them as transparent and understandable as we possibly can.

We are open now for questions.

QUESTION AND ANSWER

Operator

(OPERATOR INSTRUCTIONS)

Your first question comes from the line of [Alfred Capra]. Please proceed.

Alfred Capra Analyst

In regard to the $50 million that you're trying to save, how much of that have you accomplished and how much do you figure to accomplish in the future?

Cyrus Freidheim - Sun-Times Media Group - President and CEO

We have divided into two pieces, one in terms of the actual cost reductions, and about 90% of those have been achieved already, of the $50 million about 2/3 of the targeted head count eliminations have been completed.

Alfred Capra Analyst

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Mar. 11. 2008 / 4:30PM ET, SVN - Q4 2007 Sun-Times Media Group Earnings Conference Call

Okay.

Cyrus Freidheim - Sun-Times Media Group - President and CEO

The first quarter will not recognize all of that because this is - the implementation was during the fourth quarter and the first quarter. The few things we have remaining are principally some outsourcing that is being announced but has not been completed.

Alfred Capra Analyst

Okay. Thanks.

Operator

(OPERATOR INSTRUCTIONS) And your next question comes from the line of Jennifer Wallace of Summit Street Capital. Please proceed.

Jennifer Wallace - Summit Street Capital - Analyst

Hi, guys.

Cyrus Freidheim - Sun-Times Media Group - President and CEO

Hi, Jenny.

Jennifer Wallace - Summit Street Capital - Analyst

In an effort to try to get your financial statements to a point where they are much clearer, I have gone through and just tried to pull out one-time costs, and I would like love to one through these with you and get a sense of if - if they are correct, based on my kind of back of the envelope today, (a), and (b) where you expect those numbers to be once the cost savings are achieved? So if you look at cost of sales, I think that is roughly 65% of sales, the $240 million, 280, are there any cost savings in the $50 million plan that would come out of that number?

Bill Barker - Sun-Times Media Group - CFO

Jenny, it is Bill. Some of the efforts we are making in terms of improving our ratio of news, news hold to ad space in the newspaper, as well as we have reduced the size of some of the newspapers out there, we expect those will impact and reduce our newsprint consumption.

Jennifer Wallace - Summit Street Capital - Analyst

Okay. I would imagine also some wages and benefits would come down?

Cyrus Freidheim - Sun-Times Media Group - President and CEO

Editorial costs I believe.

Bill Barker - Sun-Times Media Group - CFO

Editorial costs, correct.

Jennifer Wallace - Summit Street Capital - Analyst

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Mar. 11. 2008 / 4:30PM ET, SVN - Q4 2007 Sun-Times Media Group Earnings Conference Call

Okay. So kind of of the $50 million in savings, how much of that are you targeting to come out of that 240 of cost to sales?

Cyrus Freidheim - Sun-Times Media Group - President and CEO

I'm not sure we have it cut exactly that way, Jenny. We have it by category of activity, like the Tribune distribution agreement, the restructuring of the newspapers, the Southtown Star, the - as Bill just mentioned, the reduction in our newsprint. So we don't really have - a number of it are those, and then there's cost - there's head count reductions. I'm not sure which ones- you know, which of those categories it is in, because we don't really manage the company to that - to that line on the - on the P&L, we manage it more to our - our business units and other -

Jennifer Wallace - Summit Street Capital - Analyst

Let me tell you where I am going with it. If you look at today, or '07, cost of sales were 65% of sales; right? Sales and marketing were 19% of sales. Other operating costs, if you back out the one-time $50 million and $6.8 million, were 18% of sales. Now we are up to 102% of sales. And then corporate expenses, again if you back out what I think are most of the one-time charges, were 8.7% of sales. So, we're at 110% of sales today. To take out - I mean to get to anywhere close to running well, we need to reduce costs by 10 to 30% of sales. And I am just try to go get to some targets where we can provide information to benchmark to others how we compare to other newspaper companies, where we are competitive, where we are not, based on the cost categories the way most other newspapers present them and the way we do here as well.

Bill Barker - Sun-Times Media Group - CFO

Jenny, Bill again. If you take the $50 million cost reduction, it is an annual number, and take that against our revenue base for the year, that's would be about a 13 point improvement in our margin and operating income.

Jennifer Wallace - Summit Street Capital - Analyst

Okay. But I mean - okay. If we are already at 110% of sales and we take 13 out, that really only gives us a 3.5% margin; right?

Bill Barker - Sun-Times Media Group - CFO

Is that after corporate expenses and after indemnification costs?

Jennifer Wallace - Summit Street Capital - Analyst

I took out the sort one-time things, but left in corporate, which is 9% of sales.

Bill Barker - Sun-Times Media Group - CFO

Right.

Jennifer Wallace - Summit Street Capital - Analyst

So I guess 3 plus 9 you would say is 12%. So we are sort of targeting a 12 to 15% operating margin, not counting corporate. Is that fair?

Bill Barker - Sun-Times Media Group - CFO

That's where the numbers will get you, yes.

Jennifer Wallace - Summit Street Capital - Analyst

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Mar. 11. 2008 / 4:30PM ET, SVN - Q4 2007 Sun-Times Media Group Earnings Conference Call

And do you think that's a reasonable target for the investment community to hold out in evaluating the company, and kind of in a near-term expectation standpoint?

Bill Barker - Sun-Times Media Group - CFO

Well, Jenny, I think we feel pretty good about the $50 million cost reduction number. As you know, margin is a function also of what happens to your sales line, and a lot of that is going to depend on what happens in the marketplace right now. So I don't think we want to commit to a margin number. What we do want to commit to specific targets and specific programs we have in place, such as the $50 million target for the cost reduction program, and we do feel good about that number.

Jennifer Wallace - Summit Street Capital - Analyst

Great. Thank you. One other question, can you talk a little bit about your - the trends you're seeing in online advertising? I know that was an area of tremendous success last year in terms of percent improvement. Can you give us any sense of kind of how that looks this year? Cyrus talked about some terrific new initiatives.

Cyrus Freidheim - Sun-Times Media Group - President and CEO

We are adding - we continue to add a number of - a number of things to our repertoire, and we believe that the growth will continue and exactly what it will be, I know what we have internally projected, which is very aggressive, and I feel that we continue to grow at a substantial rate. Recognizing that we are overall low compared to the industry, we are only - we are a little under 5% of revenue comes from the internet, and we want to get that up to significantly higher, and the industry is around 7 to 8%.

Jennifer Wallace - Summit Street Capital - Analyst

Of total sales?

Cyrus Freidheim - Sun-Times Media Group - President and CEO

Of total ad sales, yes.

Jennifer Wallace - Summit Street Capital - Analyst

Of total ad sales, right. Okay, and then, looking at the stock price today of $0.82, and a cash position that is significant, and a tax liability that will take in all likelihood years and years based on your commentary to resolve, from a shareholder standpoint I think shareholders would love to see a buy back, and I think in addition to that, would love to see the management team buying stock personally. Is - I presume that that thought has been duly noted?

Cyrus Freidheim - Sun-Times Media Group - President and CEO

It certainly has and that's why I indicated what the management team up-to-date, and I think it has been pretty aggressive.

Jennifer Wallace - Summit Street Capital - Analyst

I may have missed that. Can you repeat that? I'm sorry.

Cyrus Freidheim - Sun-Times Media Group - President and CEO

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FINAL TRANSCRIPT

Mar. 11. 2008 / 4:30PM ET, SVN - Q4 2007 Sun-Times Media Group Earnings Conference Call

I said, that's why in my remarks -

Jennifer Wallace - Summit Street Capital - Analyst

No, I think I missed it in your remarks. Do you mind repeating what the management team has done? Sorry about that.

Bill Barker - Sun-Times Media Group - CFO

Jenny, I think the general points were that Cyrus is taking almost half of his compensation in stock, the senior management team is also taking a portion of their compensation in stock. So obviously we have got - we have got a vested interest as well from that point of view.

Cyrus Freidheim - Sun-Times Media Group - President and CEO

Yes, in addition I have bought stock on the open market and have converted the awards that I have gotten to date directly paying the shares, paying the - excuse me paying the taxes and keeping the shares. And we have also increased our Board - stock payments to our Board by making 100% of their fees, of their retainers, not the meeting fees but 100% of retainers. So I think we have been very aggressive.

Jennifer Wallace - Summit Street Capital - Analyst

Great. Thank you very much.

Operator

(OPERATOR INSTRUCTIONS) That does conclude the question-and-answer session. We will now turn it back to management for closing remarks.

Cyrus Freidheim - Sun-Times Media Group - President and CEO

Thank you very much for attending and for the support you have. We feel as acutely sensitive about the stock price as any one of our investors, and we are doing - we want to reiterate time and again, we are doing everything we can within our power to improve the shareholder value of this company, and we will report as things occur with the strategic process that we have underway. So thank you all, and good afternoon.

Operator

Ladies and gentlemen, thank you for your participation in today's conference. This concludes the presentation. You may now disconnect. Have a good day.

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FINAL TRANSCRIPT

Mar. 11. 2008 / 4:30PM ET, SVN - Q4 2007 Sun-Times Media Group Earnings Conference Call

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